CORPORATE PARTICIPANTS
Kiran Bhojani
E.ON AG - Head of IR
Dr. Wulf Bernotat
E.ON AG - Chairman and CEO
Dr. Erhard Schipporeit
E.ON AG - CFO

CONFERENCE CALL PARTICIPANTS
Vincent Gilles
UBS - Analyst
Lüder Schumacher
Dresdner Kleinwort Wasserstein - Analyst
Daniel Martin
Citigroup - Analyst
Richard Smith
Deutsche Bank - Analyst
Chris Rogers
JP Morgan - Analyst
Deborah Wilkens
Goldman Sachs - Analyst
Karin Brinkmann
HVB - Analyst
Jonathan Mirrlees-Black
Exane BNP Paribas - Analyst
Tanja Markloff

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Commerzbank - Analyst
Andreas Thielen
MainFirst - Analyst
Gregoire Majoros
BHF Bank - Analyst
Vincent De Blic
Cazenove - Analyst
Pierre Stiennon
HSBC - Analyst
Simon Flowers
Merrill Lynch - Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen and welcome to the E.ON first quarter results 2006 conference call.

This presentation does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval. Endesa investors and security holders are urged to read the tender offer prospectus from E.ON regarding the proposed tender offer for Endesa when it becomes available, because it will contain important information.

The tender offer prospectus and certain complementary documentation will be filed in Spain with the Spanish Comisión Nacional del Mercado de Valores, the CNMV. Likewise, a tender offer statement which will incorporate the prospectus by reference will be filed in the United States with the U.S. Securities and Exchange Commission, the SEC. Investors and security holders may obtain a free copy of the Tender Offer Prospectus, when it is available, and its complementary documentation at the central offices of E.ON, Endesa, the four Spanish Stock Exchanges and Santander Investment Bolsa SV SA. The prospectus will also be available on the websites of the CNMV, www.cnmv.es, and E.ON’s, www.eon.com. Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement, when it is available, and other documents filed by E.ON with the SEC on the SEC’s website at www.sec.gov. The tender offer statement and these other documents may also be obtained for free from E.ON when they become available by directing a request to E.ON AG, External Communications, Phone: 0049 211 4579 453.

This presentation may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms, the inability to integrate successfully Endesa within the E.ON Group or to realize synergies from such integration, costs related to the acquisition of Endesa, the economic environment of the industry in which E.ON and Endesa operate and other risk factors discussed in E.ON’s public reports filed at the Frankfurt Stock Exchange and with the SEC. Including E.ON’s Annual Report on Form 20-F and in Endesa’s public reports filed with the CNMV and with the SEC including Endesa’s Annual Report on Form 20-F. E.ON assumes no liability whatsoever to update these forward looking statements or to conform them to future events or developments.

E.ON prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States, U.S. GAAP. This presentation may contain references to certain financial measures, including forward-looking measures, that are not calculated in accordance with U.S. GAAP and are therefore considered non-GAAP financial measures within the meaning of the U.S. federal securities laws. E.ON presents a reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP measure or target either in this presentation, in its Annual Report or on its website at www.eon.com. Management believes that the non-GAAP financial measures used by E.ON when considered in conjunction with, but not in lieu of, other measures that are computed in U.S. GAAP, enhance an understanding of E.ON’s results of operations. A number of these non-GAAP financial measures are also commonly used by securities analysts, credit rating agencies and investors to evaluate and compare the periodic and future operating performance and value of E.ON and other companies with which E.ON competes. These non-GAAP financial measures should not be considered in isolation as a measure of E.ON’s profitability or liquidity, and should be considered in addition to, rather than a substitute for, net income cash flow provided by operating activities and other income or cash flow data

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prepared in accordance with U.S. GAAP. The non-GAAP financial measures used by E.ON may differ from, and not be comparable to, similarly titled measures used by other companies.

Ladies and gentlemen, at this time all participants are in listen-only mode. Later we will conduct the question and answer session and instructions will follow at that time. [OPERATOR INSTRUCTIONS]. Just to remind you all this call is being recorded.

I would now like to hand over to today’s chairperson, Mr. Kiran Bhojani. Please begin your meeting and I will be standing by.

Kiran Bhojani - E.ON AG - Head of IR

Thank you Madeleine. Good afternoon ladies and gentlemen and welcome to our conference call on this beautiful day. Also, buenas tardes a nuestros amigos en España (good afternoon to our friends in Spain)

Today on the conference call we have Mr. Wulf Bernotat, our CEO and Mr. Erhard Schipporeit, our CFO. Before I hand it over to Wulf Bernotat for his presentation, one more comment on investor new relations -- Investor Relations new service we have introduced for your convenience. You can download the original version of this conference call from our website on your I-pod afterwards so in your [inaudible] time you can listen to it. With this remark I now hand it over to Wulf. Wulf.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Good afternoon ladies and gentlemen, and welcome to our first quarter 2006 conference call. I’m happy to announce that E.ON posted another set of healthy results. In the first quarter of 2006 adjusted EBIT grew by 6% to €2.5b. Net Income improved by 18% to €1.7b. Herr Schipporeit will discuss our financial performance in more detail in a moment.

During today’s conference call I would like, first and foremost, to report on the progress of our takeover offer for Endesa.

Second, I will discuss recent developments regarding regulation of our Electricity and Gas Network businesses in Germany.

And third, I would like to make a few comments on the recent evolution of CO2 and power prices.

And finally, I will update you on the talks with Gazprom with regard to the investment in Yushno-Russkoye.

Let me thus first review the status of our offer for Endesa. Since the 2005 annual results conference call on March 9, we have already made significant progress towards getting approval. In line with the additional procedure introduced by the Spanish government, we filed our offer with the CNE on March 23. A few days later the CNE asked us for additional information. We provided the requested documentations on April 19, all-in-all 12,000 pages. Although there are doubts about the compatibility of the CNE procedure with European law, we cannot see why our offer would not fulfill reasonable criteria regarding Spanish security of supply. We therefore expect the CNE to approve our bid in due time.

On April 6, the Spanish government formally confirmed to us that it will not make use of the golden share in Endesa.

On April 25, the European Commission granted us antitrust clearance. Especially welcome is the fact that, as expected, the commission did not impose any conditions. The approval of our bid thus looks well on track. Our main focus in the coming weeks is to get approval from the CNE. The approval from the CNMV should follow shortly afterwards.

I would now like to comment on the time schedule. When we first announced our offer on February 21, we indicated that we hoped to complete the process within three to six months. Despite the addition of the CNE approval procedure we still regard this as broadly valid as far as getting approval is concerned.

However some potential complications have emerged. Gas Natural’s offer has been suspended by two different Spanish courts. First, by a Madrid commercial court pending a review of the agreement between Gas Natural and Iberdrola. And second, by the Supreme Court pending a review of the antitrust clearance granted by the Spanish government.

Bearing in mind that E.ON is not a direct party in these two procedures, the CNMV has already indicated that the takeover process will have to wait for the suspension of the Madrid Commercial Court to be lifted.

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Endesa, however, has stated that it can and will ask for the suspension to be lifted if our bid is approved. With respect to the Supreme Court, the detailed reasoning behind its ruling has not yet been published. We have therefore not yet been able to analyze to what extent the implications for our bid are different from the decision of the Madrid Commercial Court. You can therefore understand that it is rather difficult to provide a reliable time frame at this stage.

Nevertheless what I can say is that we are doing all we can do to bring our offer for Endesa to a successful close. The rationale of our offer does not hinge on a few months more or less. We remain convinced that this transaction will create value both for our shareholders and for those of Endesa and it is in the interests of all stakeholders.

I would now like to switch to the topic of network regulation in Germany. I want, in fact, to address two separate issues.

The first one is the approval of the tariffs for access to our electricity and gas networks.

The second issue is a concept proposed by the Bundesnetzagentur regarding incentive based regulations.

Let me start with the approval of our network fees.

As you know, according to the energy law approved last summer, the Bundesnetzagentur has to give prior approval to the network tariffs.

All network operators filed their proposals for electricity network fees at the end of October 2005, and their proposals for gas distribution network fees at the end of January 2006. The energy law states that the Bundesnetzagentur has six months to decide, thus by the end of April for electricity. The deadline has slipped however, and the first decisions of the BNA are not expected before mid-May.

Today we can only report that the discussions with the BNA are rather tense. The energy law seeks to balance the legitimate interest of consumers with the financial interest of network operators. We, as well as other network operators would much prefer to cooperate constructively with the BNA. However, it appears that the BNA is interpreting many questions of law and substance to the detriment of network operators and seems to be heading for a confrontation course.

We cannot exclude that the impact on E.ON Netz and our regional network businesses will be more material than we had previously anticipated. It is not possible at this stage to quantify this risk precisely. However, our outlook for the market unit Central Europe already considers this risk adequately.

Let me now turn to the issue of incentive regulation.

Last week, the Bundesnetzagentur made a first draft of its concept available for public consultation. It has to present a definite proposal to the Federal Government by July 1, 2006.

E.ON supports the principle of incentive regulation. Our experience in various countries suggests that a well-conceived system can lead over time to substantial efficiency improvements, both to the benefit of consumers and to the benefit of well-managed network operators.

However, there are still a number of question marks regarding the concept proposed by the BNA.

First, in the view of the BNA, all network operators are supposed to achieve an optimal level of efficiency within six to eight years. Countries with long-established incentive-based regulatory systems are rather emphasizing a progressive but continuous process of efficiency improvements.

We also regard it as problematic that efficiency targets would be applied to cost components on which network operators can exert little or no influence such as the already existing asset base. We therefore doubt that the proposed concept meets the criteria of achievability, a clear requirement of the energy law which has to apply to any system of incentive-based regulation.

Finally, the model does not presently incorporate investment budgets for the distribution networks. We fear that this could lead to systematic underinvestment in distribution. During the forthcoming consultation phase, we plan to submit a number of suggestions for improvement, once we have carried out an in-depth analysis of the proposed model.

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Ladies and gentlemen, I would now like to make a few comments on the development over the last few weeks of CO2 prices and of wholesale power prices.

As many of you probably already know, a number of European countries have released emission statistics indicating that the overall CO2 shortfall in the EU for the period ’05 to ’07 could be lower than many had expected. This has led to a collapse of CO2 prices from around €30 per ton in the middle of April to some €12 per ton today. Wholesale power prices in all European markets followed suit immediately. In Germany for example, forward power prices for 2007 fell from more than €60 per megawatt hour to less than €50.

The Pan-European CO2 market might still be quite young and volatile, but the rapid adjustments of both CO2 and power prices demonstrate that these markets function quite well.

I continue to regard the concept of emissions trading as the most effective tool to achieve climate change objectives at lowest economic cost. However, the introduction of carbon trading for the whole of the European Union was a truly major endeavor, both for the political authorities and for the sectors and companies involved. This is also why the first trading period ’05 to ’07, was conceived as a test phase.

During the first six months of emissions trading, we have seen CO2 prices reach much higher levels than initially anticipated, with also a very large impact on wholesale power prices.

At first glance, such high CO2 prices might have seemed beneficial for E.ON and for the power sector. However, I have often said in the past that these high prices would not be sustainable in the longer term, but that they would cause the sector nothing but trouble. Frankly, I am therefore quite happy that CO2 prices have returned to more acceptable levels.

Their recent fall also makes it clear that their primary driver is the anticipated emissions shortfall. This is primarily in the hands of the EU and of national governments. We believe it is necessary and possible to make various adjustments of the system in order to keep CO2 prices within reasonable bounds.

In Germany, the draft National Allocation Plan for the period 2008 to 2012 allocates a lower share of emissions allowances to the power sector than in the previous period. Existing power plants for example, would see only 85% of their historic emissions covered by allowances. Negotiations are still going on. However, we expect that the National Allocation Plan for the next trading period will find a reasonable balance between the different parties.

To conclude on this topic, I would like to remind you that, due to forward contracting, the average wholesale price that we implicitly achieved in Germany last year was still below recently reduced forward prices. In the coming years our adjusted EBIT will progressively reflect the still high prevailing wholesale prices.

My last point today is an update on the talks with Gazprom. As you know, we are negotiating the acquisition of the 25% minus one share stake in the Yushno-Russkoye gas field, in exchange for minority participations in our gas downstream businesses in Eastern Europe.

The stake in Yushno-Russkoye would correspond to about 10% of the E.ON Ruhrgas sales and would thus be an important strategic step for us. We are working on a mutually beneficial solution which would fit the strategic interests of both parties.

To conclude I would like you to take the two following messages home.

First, our offer for Endesa is well on track. The main issue for the coming weeks is to get approval from the CNE. The approval of the CNMV should follow shortly afterwards. We look forward to present our offer to the shareholders of Endesa.

Second, our healthy first quarter results demonstrate that our bid for Endesa, even though it is a major operation, is not distracting us from further enhancing our business asset base and from developing -- or delivering performance for our shareholders.

Thank you very much for your attention. I will now hand over to Erhard Schipporeit and I remain on call to answer your questions later on.

Dr.  Erhard Schipporeit - E.ON AG - CFO

Thank you and good afternoon ladies and gentlemen. Let me also welcome you to our first quarter results 2006 conference call.

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During the first quarter 2006 E.ON’s sales, adjusted EBIT, net income and cash flow achieved again a strong increase compared to the first quarter 2005.

During today’s conference call I would like to concentrate on, first, the development of our key financial indicators with a focus on the adjusted EBIT by each market unit. And, second, the outlook for this year.

Let us start with the key financial indicators from the first quarter. Group sales increased by 37% to €21.5b. This is mainly related to, first, rising power and gas prices, second, the positive impact of our acquisitions in Bulgaria, Hungary and Romania, which were not yet consolidated in the first quarter 2005. And finally, weather-driven increase in gas sales volume.

Group adjusted EBIT increased by 6% to €2.5b. Strong earnings contributions came mostly from Central Europe, Pan-European Gas and Nordic due to higher power and gas prices, higher sales volume in our Power and Gas business and first time consolidations.

This effect was partially offset by our market unit U.K. as a consequence of unexpected rises in gas procurement costs due to gas supply constraints.

Let me now turn to the operating performance of each market unit.

Central Europe’s adjusted EBIT increased by 10% to €1.4b. Our business unit Central Europe West Power achieved a slight increase in adjusted EBIT. Higher power prices were largely offset by higher fuel and procurement costs as well as by additional burdens from carbon certificates and effects relating to prior periods.

The adjusted EBIT of Central Europe West Gas increased due to the inclusion of Gasversorgung Thüringen in the Eastern part of Germany since July 2005, which contributed €25m. Moreover, the unusual cold weather conditions during the first quarter of this year also impacted positively.

In the Central Europe East business unit the slight improvement in adjusted EBIT was mainly related to the contributions of €32m from our acquisitions during 2005 in Bulgaria, Hungary and Romania.

The Pan-European Gas market unit showed a remarkable increase of adjusted EBIT by 57% year-on-year to €733m. The main reason for this increase was the better performance in the Up and Midstream business. The Upstream business benefited mainly from the following.

First, the initial consolidation of E.ON Ruhrgas U.K. North Sea Limited, formerly known as Caledonia Oil and Gas Limited. Second, the increased participation in Njord field from 15 to 30% in September of last year. And third, the high level of oil and gas prices.

The Midstream business was positively affected by higher weather-related sales volumes and enlarged deliveries abroad. The Midstream business was negatively impacted by the delayed pass-through of gas procurement prices. However, this negative impact was smaller than in the first quarter of last year.

The adjusted EBIT in Downstream Shareholding benefited from the inclusion of E.ON Gaz Romania and from price and volume effects in its gas business.

The U.K. market unit, with an adjusted EBIT of €38m, was 68% lower than last year. Let me explain this unusual decline in more detail.

The major reason for this decline was in the non-regulated business where the significant increase in gas input costs caused margins to tighten in the first quarter. U.K. gas prices rose due to increased demand brought about by colder weather and supply falling short of forecast. On March 13, National Grid Transco even issued the first ever gas balancing alert. Prices peaked above 250 pence per therm, more than a 70% increase compared to the first quarter 2005.

The higher market prices and increased volatility occurred at a time when the U.K. market unit was suffering supply issues due to technical problems on a gas contract and a fire at a gas storage facility Rough. The lost volume had therefore to be sourced from the market at high prices.

The residential price rise of 18.4% for power and 24.4% for gas effective from March 10, will, however, help to restore business margins during this year.

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The Nordic market unit achieved a slight increase in adjusted EBIT by 5% to €300m. The rising spot electricity prices and successful hedging activities were partially offset by increased taxes on hydro and nuclear generation assets resulting from a change in tax law. And the lost contribution from the hydroelectric plants sold to Statkraft in October 2005. And finally the decline of the Swedish Krona against the Euro currency.

The U.S. Midwest market unit showed an 8% decline in adjusted EBIT to €92m. In the regulated business the costs associated with the participation in the new MISO market since April 1, 2005, as well as lower off-system contributions due to higher outages, were the main reasons for this slight decline in earnings.

Group net income of €1.7b represents an increase of 18% as compared with the first quarter 2005. In addition to a higher adjusted EBIT, positive contributions to net income resulted from the following. Net book gains were mainly related to realized book gains from the change in equity interest associated with our shareholding of 42.9% in Degussa amounting to €376m.

Also the sale of securities contributed positively to the net book gains with €143m. The significant reduction in income taxes by €211m to €527m, resulting in a lower effective tax rate from 32 to 22%, was mainly due to tax-free bookings as just mentioned, especially from the divestment of our remaining participation in Degussa as well as from the sale of securities.

The positive developments in Group net income were partially offset by a significant reduction in other non-operating earnings of €481m.

The total €356m of non-operating losses in the first quarter 2006 included net losses from mark-to-market valuation of derivatives totaling €186m and impairment charges of €70m.

Now, ladies and gentlemen, I would like to talk about the development of our Group cash flow.

The Group cash provided by operating activities improved by €281m to €1.9b. This development resulted primarily from higher power and gas prices, higher sales volume in our Power and Gas businesses and first time consolidations. The main reasons for the changes in cash provided by operating activities by market unit were as follows.

The small decline in cash flow from operating activities of the Central Europe market unit was mainly due to an increase in working capital and higher contributions into the German pension fund VKE. These effects could not be completely compensated by an increase in gross margins, contributions from the newly consolidated companies and the lower payments for nuclear fuel reprocessing.

In the Pan-European Gas market unit, the operating cash flow increased significantly due to the positive performance of the Up and Midstream business. The significant reduction of cash flow in the U.K. resulted from the same reasons, which led to the decline in adjusted EBIT, as I mentioned earlier.

In the Nordic market unit the significant rise of cash flow was mainly a consequence of the absence of a number of one-off negative effects in the first quarter of last year such as payments to repair the storm damages of €140m in January, 2005.

Cash provided by operating activities in the U.S. Midwest market unit was higher due to a reduction in working capital and exchange rate effects from the conversion of U.S. Dollar into Euro.

The decrease of cash flow of the Corporate Center is due to the absence of last year’s positive results from currency swaps, partially offset by positive tax effects.

The free cash flow increased by €69m to €1.3b. The strong positive development of cash flow from operating activities more than compensated an increase in investments in intangible assets and property and plant and equipment of €212m compared to last year’s level.

This brings me to the development of our net financial position. Compared to the end of 2005, our net financial position declined from €3.9b to €1.7b. The reduction is mainly due to the payment of €2.6b into a CTA to fund our German pension liabilities and the acquisition of MOL with a transaction volume of €1b. In addition, the net financial position was positively affected by the strong free cash flow in the first quarter 2006.

Now I would like to conclude with the outlook for 2006. For Central Europe we expect adjusted EBIT to be slightly above the prior-year level. We expect to offset the adverse effects of regulatory measures affecting the operations of our energy transmission and distribution systems by achieving operational improvements in other areas.

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We expect Pan-European Gas adjusted EBIT to exceed the figure for 2005. The Up and Midstream business will benefit from the integration of E.ON Ruhrgas U.K. North Sea Limited and temperature-driven higher sales volume in the first quarter. Moreover, oil price developments were a significant negative factor in the prior year. However, the rate of increase achieved in the first quarter will slow down distinctly in the remainder of the year. The development of the Downstream business will be adversely affected by the acquisition of the storage and trading operations of Hungary’s MOL.

The first quarter performance of the U.K. has been poor in comparison to the previous year. However, the U.K. adjusted EBIT is expected to be significantly higher than the 2005 level. Future commodity costs increases will be overcompensated by the March 2006 retail price rise, which I just mentioned, which will help in restoring business margins. Increased value from dark spreads in generation and the impact of profit and cost initiatives developed in response to the first quarter performance.

We anticipate that Nordic’s adjusted EBIT will be below the 2005 figure due to higher taxes on installed nuclear and hydroelectric assets. And by the absence of earnings streams from divested hydroelectric plants to Statkraft, as I mentioned earlier. These effects will be partially compensated by higher average electricity prices.

Finally, for the U.S. Midwest market unit we expect adjusted EBIT figures to be on par with last year.

For the Group as a whole, we continue to expect adjusted EBIT for 2006 to slightly surpass the high prior-year level.

As far as the Group net income is concerned, we will not repeat the extraordinary high net income figure posted in 2005, which resulted in particular from the book gains on the successful disposals of Vittera and Ruhrgas industries.

This also means, excluding exceptional items, we expect to surpass last year’s comparable net income.

This, ladies and gentlemen, concludes my remarks and now we are ready to take your questions.

Kiran Bhojani - E.ON AG - Head of IR

Thank you. Madeleine we are ready for questions now.

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTIONS]. The first question comes from Vincent Gilles from UBS. Go ahead please.

Vincent Gilles - UBS - Analyst

Yes. Good afternoon.

Kiran Bhojani - E.ON AG - Head of IR

Hi Vincent.

Vincent Gilles - UBS - Analyst

My question or questions will just focus on the Central Europe West Power division. I’m struggling a bit to understand how you have a roughly €540m rise in total sales and an EBIT rise which is only of €18m. In other words, a sort of incremental EBIT margin of 3% in this business where

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arguably power prices have been booming. Could you help us understand that? The acceleration is probably on the cost side, but could you give us numbers on the realized price in Q1, on the cost of coal and also on the carbon costs that you may have incurred?

And my second question if I still have time, could you qualify how concerned, I know it’s very soft, but could you qualify how concerned you are with network regulation because pointedly you’re much more cautious than you were. And, should we assume that the sort of, less than double digit price cuts that everybody seems to have in mind regarding Germany, is completely outdated and we may see something much more drastic in the next two years? Thank you very much.

Kiran Bhojani - E.ON AG - Head of IR

Okay. The first one is Erhard Schipporeit.

Dr.  Erhard Schipporeit - E.ON AG - CFO

Yes. Let me start with your question concerning Central European West Power. The sole price effect in the first quarter was around €300m and this €300m increase was compensated by around €200m fuel cost increases -- additional amounts for procurement of CO2 certificates and higher costs for purchase of electricity. And on top of this there was an aperiodic effect, an effect related to a prior period, with a total of around €100m, negative effect, which is not attributable to the first quarter of 2006.

Vincent Gilles - UBS - Analyst

Can you comment on carbon please?

Kiran Bhojani - E.ON AG - Head of IR

As far as carbon is concerned it’s about €59m for the Central Europe West. We have said that altogether €114m. We have the CO2 certificate burden of this €59m for Central Europe West. The €100m I think we should clarify. Normally you’re right, earnings would have been much higher in Central Europe West with the electricity prices up and despite the higher costs of CO2 and [inaudible]. Because of those we cannot publicly talk about one litigated risk and that of our €100m was actually what I just mentioned. We have just taken precautionary measures against that litigation risk. More we cannot talk about it and I hope you understand.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

To the second question. How concerned we are with network regulation. At first we were a bit surprised by the approach that the regulator adopted because they are trying to test the limits of what the law provides and of course it’s an approach you can adopt if you like. And we are in ongoing talks with the regulator on a number of issues where we have a distinct different view from what the regulator has put forward.

It reminds me of the early days of telecommunications regulations in Germany, where also the regulator adopted rather harsh positions and a number of issues later on had to be clarified in a number of court cases. And if the regulator maintains its position we might end up in a similar situation that we have, indeed, to protect our interests via a legal challenge of some of the views and positions the regulator has taken. But, I think that is important for you and as I said in my statement, as in previous years we have again made an assessment of the potential risks and we have included that into our forecast and therefore our forecast and our guidance for the outlook for the rest of the year still stands. So it will not have such a material effect on our business that we have to change our forecast, or our outlook statement in that respect.

So I think we will keep on discussing issues and see what the final outcome will be.

Vincent Gilles - UBS - Analyst

All right. Thank you.

Kiran Bhojani - E.ON AG - Head of IR

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Next question please.

Operator

Next question comes from Lüder Schumacher from DKW.

Kiran Bhojani - E.ON AG - Head of IR

Hello Lüder.

Lüder Schumacher - Dresdner Kleinwort Wasserstein - Analyst

Good afternoon. My first question is on the performance of E.ON U.K. which was, of course, hit by the higher gas procurement costs. It’s quite easy to see why U.S. gas prices spiked up, but just why this should have fed through quite so dramatically into the EBIT of E.ON U.K. I’m not quite sure. I thought you were supposed to hedge your gas price exposure. I thought this was what all the volatility in your non-operating result of the previous quarters was all about. Have you decided not to hedge your gas exposure or reduce your hedging? Maybe you can elaborate a bit on that.

And the second question is just on clarifying some numbers. Maybe you can give us the extent to which you forward contracted ’06, ’07 and ’08 power sales? And also maybe explain the €70m impairment charge which you have?

Kiran Bhojani - E.ON AG - Head of IR

Okay.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Shall I kick off with the performance in the U.K.?

Kiran Bhojani - E.ON AG - Head of IR

Yes.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

We had two major effects there which had a significant impact on our Q1 performance there. One was a supply contract which -- where there existed technical problems in one field and where the supplies were disrupted. And another form of disruption came from the fire in the Rough storage which also made it more difficult to extract gas out of the storage. And that has forced us to buy gas in the market at prevailing market prices and they were, as you rightly said, extremely high at the time.

And as far as hedging is concerned, yes of course we do hedge. But hedging means taking a risk especially when it comes to climate and weather conditions. And in that respect, unfortunately, we got it wrong in the first two months and in the third month again. So this is the risk you take when you have to take such uncalculable risks into account.

But we will make up for this poor performance in the first quarter, as we said in our outlook statement in the rest of the year based on better performance and recent price increases.

Dr.  Erhard Schipporeit - E.ON AG - CFO

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For forward contracts for 2006 we are almost hedged by 100%. For 2007 the figure is 79% and for 2008 the figure is already 60%.

Kiran Bhojani - E.ON AG - Head of IR

Did we answer your question?

Lüder Schumacher - Dresdner Kleinwort Wasserstein - Analyst

Almost apart from the impairment charge. What was that for?

Kiran Bhojani - E.ON AG - Head of IR

Okay. Yes.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

From the €77m, €40m is attributable to impairments of property and plant equipment and 30% intangible assets in different areas. So the main impact is on the €40m on property and plant equipment. So nothing exceptional.

Lüder Schumacher - Dresdner Kleinwort Wasserstein - Analyst

Okay. Thank you.

Kiran Bhojani - E.ON AG - Head of IR

Thanks. Next one please.

Operator

Question comes from Daniel Martin from Citigroup.  Go ahead please.

Kiran Bhojani - E.ON AG - Head of IR

Hello Daniel.

Daniel Martin - Citigroup - Analyst

Hello. Yes. First, just a follow up on Lüder's question there. I'm a bit surprised about the 60% hedging in 2008. Can you perhaps give us what that level was six months ago? That's sort of my preliminary question.

And then moving on to the CNE process in Spain, I think there's a statement today from the CNE saying that they've only used up six days of the month long time that they supposedly have. Just wondering when you think we might get some form of news from the CNE?

And, finally, on the litigation issue, I appreciate you can't talk about that in detail. I was just wondering, I guess we shouldn't expect to see a recurrence of this in future quarters. I assume this is all fully dealt with now. Can you just confirm that's the case?

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

This is a one time effect. This is a one time effect. So you should not expect this as a recurring effect each quarter. Not at all.

Final Transcript

Concerning the hedging, the figure, after three quarters in 2005, the figure was around 45%.

Kiran Bhojani - E.ON AG - Head of IR

You got it, Daniel?

Daniel Martin - Citigroup - Analyst

Yes. That's fine.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

On the CNE process indeed we have used, or the CNE so far has used net six days. It is only supposed to have one month and of course it has to do with the fact that they were lowest of the clock when they asked more questions. And not only in our direction. Actually we have supplied massive data as I've said. But also they have asked, I think, one day after we submitted our data, almost promptly they have asked Endesa to provide some data. So they were given some time to respond. And when it was decided to allow Gas Natural and Iberdrola to join the process, the following day they got a number of questions. So the clock was stopped again. So you can conclude for yourself what that means. But, finally, they will have to take a decision within six effective net days -- sorry, one month and that will happen. So you cannot extend it forever. So we expect a decision in due course.

Daniel Martin - Citigroup - Analyst

Time seems to have a different meaning in Spain from elsewhere.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Apparently, yes.

Kiran Bhojani - E.ON AG - Head of IR

Alright. Thanks Daniel. The next one, please.

Operator

Next question comes from Richard Smith from Deutsche Bank. Go ahead, please.

Kiran Bhojani - E.ON AG - Head of IR

Hello Richard.

Richard Smith - Deutsche Bank - Analyst

Good afternoon.

Kiran Bhojani - E.ON AG - Head of IR

Good afternoon.

Final Transcript

Richard Smith - Deutsche Bank - Analyst

A couple of questions. One is on the increase in the interest portion of long term provisions. It seems to have gone up quite a lot. And I was just wondering if you could give more details. I think you intimate that it's something to do with higher waste management charges.

And the second was on the reason why the incorporation of MOL into your Downstream business will slow or adversely affect the development of the profit in the second half of the year.

Kiran Bhojani - E.ON AG - Head of IR

MOL, do you want to take it?

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

I can take your second one, yes. As far as MOL is concerned it is not the incorporation or the speed of integration. It is more the regulation that is hitting us there. Or has so far hit us. Because in Hungary we have seen an election in April. And before election date it was very difficult for the regulator, which of course is a state body, to come up with the proper set of regulations, especially for the Gas business. And of course there are some commitments existing that this will be made up in the second half of this year by changes in the regulation which were mentioned to us in the course of the finalization of the transaction. And now since the old government is going to be the new government, we expect that the government is honoring those commitments and that we will see a more favorable situation for the gas business in Hungary.

Kiran Bhojani - E.ON AG - Head of IR

So far as the first one is concerned, Richard, we come back to you, okay. We are just going to go over some stuff.

Richard Smith - Deutsche Bank - Analyst

Okay. Thank you.

Kiran Bhojani - E.ON AG - Head of IR

Okay. We come back to you on that. Next one, please.

Operator

The next question comes from Chris Rogers from JP Morgan. Go ahead.

Kiran Bhojani - E.ON AG - Head of IR

Hello Chris. Hello Chris.

Chris Rogers - JP Morgan - Analyst

Hello.

Kiran Bhojani - E.ON AG - Head of IR

Hello. Where are you?

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Chris Rogers - JP Morgan - Analyst

Sorry about that.

Kiran Bhojani - E.ON AG - Head of IR

Don't worry.

Chris Rogers - JP Morgan - Analyst

I'd just like to ask firstly, with regards to what you say in your U.K. business that you will be pursuing cost and profit initiatives. It sounds a little euphemistic. Could you perhaps explain precisely what you're going to do there? Does it involve a new price increase? And perhaps put some numbers on it. Obviously, to hit your full year targets you're going to have to make a fair chunk in profit, particularly in the fourth quarter.

Secondly, just to come back to the Central European business, the effects relating to earlier periods. Can you just explain precisely what they are?

And, finally, just with Centrica and the Rough storage failure, are you going to expect the force majeure clause there or are you going to pursue some options to recover some of your losses?

Kiran Bhojani - E.ON AG - Head of IR

Erhard, do you want to go with the first one because.

Dr.  Erhard Schipporeit - E.ON AG - CFO

Let's just start with the U.K. I think we have to repeat that the full effect of the price increase of 24.4 for Gas and 18.4 for Electricity will be reflected in the upcoming months. So these -- only a very small proportion was reflected in the first quarter results.

The second is the increased value from our coal generation fleet based on the high dark spread will be reflected in the upcoming quarters and will strengthen the operational results. And we have, of course, started and will implement some profit and cost initiatives, also including overhead reduction. But the main contribution will come from the price effect and from the margins from our coal plant based on the high dark spread.

Chris Rogers - JP Morgan - Analyst

I understand that but, in terms of the profit and cost reductions, could you perhaps give us a magnitude there?

Dr.  Erhard Schipporeit - E.ON AG - CFO

No. It's -- we don't want to quantify this. But, once more, the major effect comes from the price side and from the coal generation fleet based on the high dark spread and the minor part will only come from profit and cost initiatives.

Chris Rogers - JP Morgan - Analyst

Okay.

Dr.  Erhard Schipporeit - E.ON AG - CFO

Final Transcript

And coming back to your question. The one time effect, well, we cannot be more specific on this. It's around a little bit more than €100m one time effect reflected in the first quarter result. And you should not expect that this will repeat in the next -- in the upcoming quarters. So it's really a one-time effect.

Kiran Bhojani - E.ON AG - Head of IR

And the first one? Chris, you will have to wait on this thing. We can get back to you.

Dr.  Erhard Schipporeit - E.ON AG - CFO

We have to check it.

Chris Rogers - JP Morgan - Analyst

Okay. Thanks very much guys.

Kiran Bhojani - E.ON AG - Head of IR

Thanks, Chris.

Dr.  Erhard Schipporeit - E.ON AG - CFO

There was one question open concerning the proportion of the interest.

Kiran Bhojani - E.ON AG - Head of IR

From Richard, yes.

Dr.  Erhard Schipporeit - E.ON AG - CFO

In the provisions. The long term provisions. The increase is mainly caused by the commissioning provisions and to a minor part by pension provisions. I hope this will answer your question.

Kiran Bhojani - E.ON AG - Head of IR

Thanks. Next one, please.

Operator

The next question comes from Deborah Wilkens from Goldman Sachs.

Kiran Bhojani - E.ON AG - Head of IR

Hello Deborah.

Deborah Wilkens - Goldman Sachs - Analyst

Hello. Good afternoon.

Final Transcript

Kiran Bhojani - E.ON AG - Head of IR

Good afternoon.

Deborah Wilkens - Goldman Sachs - Analyst

Two questions for you. First of all, with regard to the litigation risk, or the results out of Central Europe, I'm trying to understand on the cash -- the cash provided by the operating activities. The cash from Central Europe is actually down year on year. Do I understand correctly that the litigation risk isn't just an earnings provision but has also had a cash impact or is that--?

Kiran Bhojani - E.ON AG - Head of IR

No. It has no cash impact. No.

Deborah Wilkens - Goldman Sachs - Analyst

So is there any way to explain why the cash is down year on year?

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Yes. The explanation is that the increased prices and volumes were mainly offset by working capital increases. This is a seasonal -- more or less a seasonal development.

Deborah Wilkens - Goldman Sachs - Analyst

Okay. And my second question, Dr. Bernotat, if Germany turns out next Monday when all the European countries report their 2005 emissions, if Germany turns out to actually be long the 2005 emissions, do you see a risk that the Government revises its targets for Phase II?

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Well, it's, of course, difficult to answer that question. First, if Germany turns out to be long, it will have a major impact on the whole certificate price level. Because the current information that was -- leaked out to the market was just showing a very small proportion of additional certificates that were available in a number of countries. And that already caused a sharp drop in the prices. So if a major player in that area like Germany would turn out to be long, I think the effect would be even more severe in terms of downward pressure.

So that's the first reaction one would have to expect. The same goes, by the way, for the U.K. situation.

And whether that will then cause the German government or other governments or the EU to reconsider the situation, I don't know. It's not easy just to change a few figures in the whole set which is now in the process of being talked about and the process between the two ministries involved is just taking place of agreeing on a common position. So you cannot change such a document just like that on the basis of new information. It would then cause for a more significant rethink of the situation.

And whether indeed the German government or others should just go ahead and submit their NSE2 as scheduled or whether they should hold it back and sit down and rethink the situation? I frankly don't know. It's a period of uncertainty in that respect where we are equally curious to hear what comes out of the overall European situation. And it would be good, nevertheless, if there is more discipline in the future that member states are not releasing such data individually but that they really submit it to process first and then they reconcile the figures and submit the information to the market. But we might be up for some surprise but nobody knows.

Deborah Wilkens - Goldman Sachs - Analyst

Final Transcript

Thank you.

Kiran Bhojani - E.ON AG - Head of IR

Thanks Deborah. Next one, please.

Operator

Next question comes from Karin Brinkmann from HVB. Go ahead, please.

Kiran Bhojani - E.ON AG - Head of IR

Hello Karin. Please go ahead.

Karin Brinkmann - HVB - Analyst

Hello everybody. I have one question. Maybe you can help me on the Upstream business. Can you give us some more information how the upstream business works so it's new for us. And do you sell the gas forward, or do you sell it on the spot price or do your subsidiaries buy it from Caledonia, or the former Caledonia? So maybe you can help us a little bit on if we have seen one time effects in Q1 or if we will see more or less the same effects in the next quarter? Thanks.

Dr.  Erhard Schipporeit - E.ON AG - CFO

Well, in this upstream part of our midstream segment there is also reflected the contribution of the -- or there is mainly reflected the new effect of Caledonia and the North share increase which I mentioned. And the Caledonia field has just started to produce results for us and therefore it's too early to predict -- to make a long term prediction. But, clearly, we expect an increasing contribution in the upcoming months from this Caledonia field and also from the North share field.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Actually, we do sell forward, so we have locked in the prices out of those producing fields. So, actually those forward prices were above our base case when we agreed on the acquisition.

Kiran Bhojani - E.ON AG - Head of IR

Yes.

Karen Brinkmann - HVB - Analyst

Can I ask another question?

Kiran Bhojani - E.ON AG - Head of IR

Yes. Sure.

Karin Brinkmann - HVB - Analyst

What did you feel of the electricity output for the next years 2006 and 2007 especially in the first quarter?

Final Transcript

Kiran Bhojani - E.ON AG - Head of IR

I think that Erhard Schipporeit just mentioned that before but I can give you some stuff. In the first quarter we talked about -- this year in the first quarter - you're talking about 2006? I think we saw in the first quarter 2006, 40% -- no I think -- 2006 -- Are you talking about the 2007 delivery for 2008 or are you talking about 2006?

Karin Brinkmann - HVB - Analyst

Whatever you can give me.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Would it be the forward sales?

Kiran Bhojani - E.ON AG - Head of IR

Forward sales you want exactly?

Karin Brinkmann - HVB - Analyst

The electricity production which is already sold. So, last year it was around 70%.

Kiran Bhojani - E.ON AG - Head of IR

Okay. So if you say, 2006 if you talk about what we've already sold, almost 60% were done in the second and third quarter of 2004. So if we're selecting 2004, 60% were done. Then in the -- another 12% were done in 2004 for [inaudible] 2005. Another 4% in [inaudible] quarter 2005 and so on. So basically on 2005 -- the rest was done in 2005. We'll deliver in 2006.

If you talk about 2007 we deliver -- at the end of 2004 we had already sold 40% for 2007. Alright? And then in 2005, first quarter, we sold around about 10%. And so, if you think about it, or as Herr Schippareit mentioned, for 2007 delivery also, the most of the contracts were done in 2005.

You got it? It's complicated.

Karin Brinkmann - HVB - Analyst

Yes.

Kiran Bhojani - E.ON AG - Head of IR

You got it, Karin?

As long as you get it it's fine. My colleagues are happy now.

Dr.  Erhard Schipporeit - E.ON AG - CFO

Final Transcript

Let me give one additional explanation. In the first quarter 2005, to compare this, we have sold for 2006, 72%. Now we, of course, sold almost 100%. So this explains how we are hedging our position.

Karin Brinkmann - HVB - Analyst

What I was wondering was, because of the very high wholesale prices, if we see the same trend for 2007. So did your customers negotiate a lot of contracts with you, the same as in the year before or did they hesitate and waited for, let's say, that the prices will drop?

Kiran Bhojani - E.ON AG - Head of IR

It's up to the customers. If the customers -- it depends on what their assumption of  what the pricing is for this year, too. And they come to you and say, look, I like to make my contract now for 2007/2008 delivery, it's not up to us. But we have done some contracts over longer terms based on the coal indexes also, but it's up to the customers.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Indeed, in the last few weeks, after the drop of the wholesale prices we have seen enhanced activities on our customer side to secure.

Kiran Bhojani - E.ON AG - Head of IR

That's right. That's right.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

I just wanted to provide one additional information to one of the earlier questions concerning Rough and whether it is a force majeure or not. We are trying actually to pursue our insurance claim and we investigate the possibility of doing it, but it's early stages. And therefore we cannot say something about the, let's say, outcome or the expectation as far as the outcome is concerned.

Kiran Bhojani - E.ON AG - Head of IR

Sorry. Karin. Is that okay with you?

Karin Brinkmann - HVB - Analyst

Yes. Okay. Thank you.

Kiran Bhojani - E.ON AG - Head of IR

Thanks. And the next one please.

Operator

The next question then comes from Jonathan Mirrlees-Black from BNP Paribas. Go ahead, please.

Kiran Bhojani - E.ON AG - Head of IR

Hi Jonathan.

Final Transcript

Jonathan Mirrlees-Black - BNP - Analyst

Hello. Good afternoon everybody.

Kiran Bhojani - E.ON AG - Head of IR

Good afternoon.

Jonathan Mirrlees-Black - BNP - Analyst

I've two questions, if I may. The first is reflecting comments that Dr. Bernotat made about the EU ETS and obviously some of the recent developments. Could you say what changes you would like to see to the EU ETS and whether you are lobbying for such changes to be made in advance of the second phase?

And the second question relates to the Endesa transaction. As far as the CNE approval goes, the way we see it the Function of 14 of the CNE is very clear as to what they need to do and it looks very clearly as if E.ON satisfies the criteria and yet there is uncertainty about the approval. Can you indicate where you see the areas of uncertainty relating to CNE approval?

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Well, I mean, because we have no experience with such a process because the decree law was put in place a few days after we had submitted our bid, so therefore we have not much experience existing how the CNE goes about such cases. We got some information before the process started how they wanted to handle it and it seems that they're handling it professionally.

What then the final decision of the Board will be, and the Board is independent in the sense from the working teams and is also consisting of a number of political appointments, that remains to be seen. We are pretty sure that we can provide all the data and give all the assurances that are needed to secure the suppliers in Spain as we do in many other countries. And if anybody in our industry can do that I think it's E.ON. Really to have the experience and the breadth of activities that is needed to convince the CNE that we are able to run a secure and efficient system also in Spain.

So I can't really see any reasons why they should find anything negative to us. And you can read a lot of speculation in the newspapers. As far as I'm concerned, it's all speculation. We have not been confronted with any of their ideas or thoughts or these ideas that have been mooted about nuclear power stations that should remain under State control and all this stuff, nothing we can confirm in that respect. And by the way we are also operating nuclear power stations in Germany and Sweden so we've got experience in that sector, too.

Your first question concerning European trading and system and potential changes, yes, we were advocating sufficient liquidity in the market. If now it turns out that there is sufficient liquidity, of course, then at least that issue has been resolved by the fact that the members have now disclosed.

I've always said that I would rather see the government prices to be in the order of €6 to €10 per ton just as it was anticipated when the system was set up. And I maintain my position in that respect. That would be a price that has sufficient -- or provides sufficient signals for investment in carbon abatement and would be a more bearable level as far as wholesale prices are concerned for electricity. So I'm, as I said in my statement, I'm more happy with the current price level than the one which was around €30 per ton, because that only creates political pressure and that's the last thing we really want.

Kiran Bhojani - E.ON AG - Head of IR

Alright Jonathan?

Jonathan Mirrlees-Black - BNP - Analyst

Final Transcript

Okay. Thank you.

Kiran Bhojani - E.ON AG - Head of IR

Thanks. Next one, please.

Operator

The next question comes from Tanja Markloff from Commerzbank.

Kiran Bhojani - E.ON AG - Head of IR

Hello. Tanja.

Tanja Markloff - Commerzbank - Analyst

Yes. Hello. Good afternoon. I have one question left on the financial efforts, well, your financial efforts. Does it still include Degussa and what is the size of the value of Degussa you included in the financial assets?

Kiran Bhojani - E.ON AG - Head of IR

One second here.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Yes. €2.8b are included in the financial assets.

Tanja Markloff - Commerzbank - Analyst

Okay. Thank you.

Kiran Bhojani - E.ON AG - Head of IR

Okay. That's it?

Tanja Markloff - Commerzbank - Analyst

Yes. Thanks.

Kiran Bhojani - E.ON AG - Head of IR

Yes. Thanks. Next one, please.

Operator

The next question comes from Andreas Thielen from MainFirst. Go ahead, please.

Kiran Bhojani - E.ON AG - Head of IR

Final Transcript

Hi, Andreas.

Andreas Thielen - MainFirst - Analyst

Yes. Hi and good afternoon. I have two questions. One on the Nordic. Given that we had -- is it correct to assume that the tax increases already impacted results in the first quarter? And, if so, given this factor and that you were able to make up for the shortfall of the disposals, why do you see 2006 full year figures to below 2005?

And, secondly, just clarification. With regards to regulation in Germany, am I wrong to assume that in the current year the regulate -- the impact from the rulings of the BNA will take place only in the second half. And if there are any that the Group tariffs you charge are not out of proportion with the rest of the market. So I'm struggling to see where the pressure on the margins in the Group business, at least in the current year, should come from. Any help there? Thank you.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Okay. Maybe we can start with the second one. The new tariffs were supposed to be in place on May 1, six months after we filed our applications. And so the BNA is a bit late in their decision but we expect that in the course of this month, still they will come up with their decisions on the applications for the electricity grid fees.

As far as the gas business is concerned, it's three months later so by mid-this year we should also expect their decisions on the gas side. So there will be an effect coming through this year. In the course of this year. But, of course, only for those months that will be affected in the end. And of course we don't know the outcome yet fully. That's why we have, as I said before, had to make certain assumptions as to a likely outcome of this process. And that's what we have incorporated in our outlook.

Kiran Bhojani - E.ON AG - Head of IR

Second one, I think,

Dr.  Erhard Schipporeit - E.ON AG - CFO

Coming back to Nordic. The impact on the additional taxes in the first quarter was around €20m. For the total year we expect an effect of around €80m. This was one effect.

On the other side we see a very above average level of reservoir in the water reservoirs and this could also have some negative effects for the price development in the upcoming months. And this is -- and the third effect is lower volumes in our business. And if you add up all these effects our prediction is that it could come out below last year's figure.

Kiran Bhojani - E.ON AG - Head of IR

I think one thing also we should add, as you remember other years we sold those assets, [inaudible] assets [inaudible] and that's missing out of this year.

Andreas Thielen - MainFirst - Analyst

Yes. But this has gone out already in the first quarter as well in terms of their contribution.

Kiran Bhojani - E.ON AG - Head of IR

Not yet. Correct.

Final Transcript

Andreas Thielen - MainFirst - Analyst

Okay. Alright. Just one thing for clarification. 2008 forward sales I did not really catch the number. Was it 50% or 60%?

Kiran Bhojani - E.ON AG - Head of IR

60%.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

60%.

Andreas Thielen - MainFirst - Analyst

Thank you.

Kiran Bhojani - E.ON AG - Head of IR

Next one, please.

Operator

Next question comes from Gregoire Majoros from the BHF Bank.

Kiran Bhojani - E.ON AG - Head of IR

Hi. Gregoire.

Gregoire Majoros- BHF Bank - Analyst

Good afternoon everybody. I have just one question left concerning Gazprom. Could you give us maybe more insight -- I know it's difficult, into the reasons why the negotiations with Gazprom are progressing more slowly than expected? And especially in -- why you have more or less agreed -- you have announced a three month delay in the possible potential contracting of any agreements with them? Thank you.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Well, we had originally hoped to also be able to sign an agreement on the occasion of this summit between Chancellor Merkel and Putin and the delegation from the industry in Tomsk end of April and -- but it was not possible to reach an agreement on all points. And therefore we said it's better for us to have a good agreement in place rather than a quick one. And we just said, well, we need a bit more time to negotiate a number of issues.

It's about corporate governance. It's about valuation aspects where you can expect that the positions have been different and are still a bit apart. So that would need to be resolved and we hope that we get a deal which, as I said very clearly that was something I said right at the beginning should suit us. We can get a deal for conditions that are for us less favorable but that's not our interests. So let's take the time that's needed to get the right and proper agreement.

Kiran Bhojani - E.ON AG - Head of IR

Okay.

Final Transcript

Gregoire Majoros- BHF Bank - Analyst

Okay. Thank you.

Kiran Bhojani - E.ON AG - Head of IR

Thank you. And next one, please.

Operator

Next question comes from Vincent Devlic from Cazenove.

Kiran Bhojani - E.ON AG - Head of IR

Hello Vincent.

Vincent Devlic - Cazenove - Analyst

Hello and good afternoon. I've got one question left which is on Gazprom as well. If I'm correct your stake is now at about €15b. I just wondered if it's an allocation of capital you're happy with. Whether you think it gives you some tangible benefits in terms of gas supply or insight. I don't know. Or whether you're sort of trying to monetize it in part or in full. Thank you.

Kiran Bhojani - E.ON AG - Head of IR

Thanks.

Dr.  Erhard Schipporeit - E.ON AG - CFO

Well, we have no intention to sell this financial asset. The present value is around between €14b and €15b. And after tax it is close to €13b but there is no intention on our side to sell this asset.

Kiran Bhojani - E.ON AG - Head of IR

By the end of March we had a €9.9b included in the financial investments as a value for Gazprom so it has gone up as I have mentioned.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

It's far better to wait. Because if we're going to incur it -- if you believe what Gazprom's senior managers say -- they talk about a company value of about €1b.

No, €1 trillion.

And, if that's the case, I think we should just keep our position.

Final Transcript

Kiran Bhojani - E.ON AG - Head of IR

And they anticipate their index rating going up. Alright, any other questions? Thanks Vincent. Next one, please.

Operator

Next question comes from Pierre Stiennon from HSBC.

Kiran Bhojani - E.ON AG - Head of IR

Good afternoon Pierre.

Pierre Stiennon- HSBC - Analyst

Yes. Good afternoon to all of you. I would like to ask you three quick questions that have more a strategic nature and that follow very much on what Dr. Bernotat said up front.

First of all, on the U.K. we know that your problems in Q1. Does this put into question, in any way, what you see as your U.K. business as a whole? Are you, for example, revisiting the shape, the size, the structure, your overall exposure to the U.K. or do you just see this as a one-off that will be fixed with the business as you have it today?

The question number two is on regulation in Germany. I think you explained at length that you were a little concerned, if not unhappy. Could you share with us as to whether you see yourself in agreement with, let's say, the three other big utilities in Germany in terms of a disagreement with the plans as they are and do you see differences, for example, between players that are big in gas or in electricity transmission? That's question number two.

In question number three on carbon, which was discussed, can you tell us what you use as the carbon price for your launch planning for new builds in Germany? And if you don't want to share this figure with us, what do you think is the most relevant indicator for an outsider to assess what is the real, or what should be, a real carbon price? Is it the forward curve, for example?

Thank you.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Well, let's start with the first one. The answer is no. The problems we have seen in the first quarter are not of such a nature that we have to rethink our position shape, size, exposure, what you said, in the U.K. market. It was a coincidence of a few unfortunate events and the weather development which, of course, is never foreseeable. But where we got let's say, our sort of view on the weather development  wrong. So, no. The answer is we will keep our position there. We are quite happy with what we have. Actually, we could still do a bit more there, if possible.

In terms of your second question, regulation, well, that is really -- our view is shared by the other players in the market. I guess, yes it is. Not just the big four players but also the municipalities. That means all the players that are operating grids in Germany. They all have the same concern especially the municipalities. They have made it very clear, politically, that they are opposed to what the regulator has developed so far in terms of its concepts, its ideas and its interpretation of the law.

I think we will see a process in which a lot of those issues have to be clarified in the future. Unless the BNA is changing its position I think a lot of those aspects have to be clarified by the courts, unfortunately. But that's something that has to happen in order to protect our business interests.

Carbon price.

Kiran Bhojani - E.ON AG - Head of IR

Final Transcript

The long term planning. I think, Pierre, one has to understand that carbon prices as you and I, we all have seen in how volatile have been and what we had expected in the beginning and now. And I think that it's very conservative.

Second thing, I don't think that we want to disclose in public what we think about carbon pricing for our planning because that will have an impact immediately on the market. So I -- we apologize for not answering question directly but this is a very sensitive issue. But we have taken a very conservative view on pricing for our planning for our power stations.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

I would say something. I would prefer carbon prices to be in the range of €6 to €10 per ton. That's something which was the expectation at the beginning of the trading system. And that's something which I would consider a reasonable price range because it would not put a too high burden on European consumers for electricity and industry and would reduce the burden Europe is prepared to take in the global fight against climate change. Because, in the old system, if you take a carbon price of about €20 per ton and the total burden is about €40b for Europe, it can have €30 per ton is above [inaudible]. So that's a pretty hefty burden which Europe has to carry in order to do something for the climate problem, which is a global problem. So I would rather see the prices in that corridor but it's hard to predict that it will be there. It can go up after we see the release of the data in Europe in a few weeks.

Pierre Stiennon- HSBC - Analyst

Thank you.

Kiran Bhojani - E.ON AG - Head of IR

Thanks, Pierre. Next one, please.

Operator

The next question comes from Chris Rogers from JP Morgan.

Kiran Bhojani - E.ON AG - Head of IR

Chris, you forgot something?

Chris Rogers - JP Morgan - Analyst

No. Firstly, with regards to forward selling by this time last year, you'd started forward selling 2008, so can you give us some guidance on 2009 forward selling please?

Secondly--

Kiran Bhojani - E.ON AG - Head of IR

Your answer is directly 2009, we haven't sold.

Chris Rogers - JP Morgan - Analyst

You've sold nothing in 2009? Is that correct?

Kiran Bhojani - E.ON AG - Head of IR

Final Transcript

Yes, that's correct.

Chris Rogers - JP Morgan - Analyst

Right. That's easy enough. Secondly, the mark-to-market derivatives losses in the non-operating line, is that all to do with energy or is there anything -- or are there financial losses in there as well?

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Mainly energy.

Kiran Bhojani - E.ON AG - Head of IR

Energy.

Chris Rogers - JP Morgan - Analyst

Okay. And the last one. Perhaps on the €6 to €10 per ton for CO2, you mentioned that would be enough to encourage investment in abatement. Now, clearly everyone does their own sums on what the abatements on switching from coal to gas fire power might be and that would suggest a level much higher than 6%. Could you tell us what sort of investments you're thinking of there? Are we talking about some sort of CERs or wind farms or what are we talking about here?

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

It would still allow coal farms to be built. Of course we have to work towards the clean coal generation. And it also depends, of course, on the development of the gas price. If they stay as high as they are, of course, then you're right then there's not enough incentive. But that's again, something which is hard to forecast exactly, how they will develop. Especially since they are linked to the oil price development and nobody knows where the oil price will be in a number of years. Probably at similar levels as they are at the moment. We cannot see major reasons that oil prices will really collapse and come down significantly.

So, yes, it may be but it's -- I was more arguing from the side of the community, from the side of the customers whether that can still be accepted and go on as an additional burden to do something about climate change.

Chris Rogers - JP Morgan - Analyst

Right. But the issue here surely is that whilst a market will give an outcome at the lowest cost, it doesn't mean that's a low cost to draw the exception. And do you really think anyone's going to invest in abatement technology at €6 to €10? Because, if not, then the abatement won't happen. So presumably you've got -- I know you're saying that's more bearable for consumers but at the end of the day, is it not the case that abatement will cost a darn sight more than €6 to €10?

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Well, we should not forget that a lot of investment has to go in replacement of old and aging assets to buy new ones. And in that respect you already gain in terms of high efficiency. You gain in the form of more modern technology replacing older technology. So it will contribute to reduce CO2 overall when you replace your aging fleet over time with more modern units. Other than that, yes it's more difficult to see whether that indeed provides sufficient incentive to switch to gas for instance. That will probably not take place in such a scenario.

Kiran Bhojani - E.ON AG - Head of IR

Final Transcript

Alright, Chris?

Chris Rogers - JP Morgan - Analyst

That's fantastic. Thanks very much.

Kiran Bhojani - E.ON AG - Head of IR

The last one, please?

Operator

The last question comes from Simon Flowers from Merrill Lynch. Go ahead please.

Simon Flowers - Merrill Lynch - Analyst

Yes. Hello.

Kiran Bhojani - E.ON AG - Head of IR

Hello, Simon.

Simon Flowers - Merrill Lynch - Analyst

Just one question, you'll be relieved to hear. I -- you've shown your intent on investing in generations in Germany, I think, both with coal and gas, but I wondered with power prices being quite perky over the last couple of years, if not the last couple of weeks, if you see any sign of new entrants wanting to come into the German market. And I say this having watched the OMV Verbund presentation this morning and on their -- on one of their charts they showed plans to build an 800 megawatt CCGT which was news to me. Do you have any comments on new entrants please?

Kiran Bhojani - E.ON AG - Head of IR

To be honest with you, we don't have any comments right now. We'd have to analyze. Any comments from my colleagues?

Unidentified Company Representative

Yes, we are in a competitive market. That's how the competitors behave. I mean, you see investments, of course.

Kiran Bhojani - E.ON AG - Head of IR

We do see investments coming in, in Germany, correct. But I guess in a competitive market everybody can come in. Given the assumption on the price scenario it takes. So that's all we can say.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

And then maybe the OMV and Verbund transaction follow different rules. So they have a special agenda. We cannot comment on this.

Simon Flowers - Merrill Lynch - Analyst

Final Transcript

Fair enough.

Kiran Bhojani - E.ON AG - Head of IR

Sorry Simon. I guess there are no questions, Madeleine. If there is there's last one we can take.

Operator

[OPERATOR INSTRUCTIONS].

Kiran Bhojani - E.ON AG - Head of IR

If not, I guess we can conclude the conference call. Thank you all for joining us and if you have further questions, as usual, we are available to answer your questions afterwards. Again, have a great day outside.

Dr. Wulf Bernotat - E.ON AG - Chairman and CEO

Okay. Thanks a lot. Bye, Bye.

Kiran Bhojani - E.ON AG - Head of IR

Thank you Madeleine.